SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b) OR 12(g) OF THE SECURITIES ACT OF 1934

GREAT AMERICAN FAMILY PARKS, INC.

(Name of Small Business Issuer in its Charter)

Nevada                                                 91-0626756

(State of Incorporation)                       (IRS Employer I.D. Number)

208 South Academy Avenue, Suite 130, Eagle,  ID         83616

         (Address of Principal Executive Offices)                (Zip Code)

(208) 342-8888

(Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

     Title of Each Class                                       Name of Each Exchange on Which

to Be So Registered                                         Each Class Is to Be Registered

_____________________________                    ________________________________

_____________________________                    ________________________________

Securities to be registered under Section 12(g) of the Act:

Common Stock

TABLE OF CONTENTS

PART I	3
DESCRIPTION OF BUSINESS	3
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	4
DESCRIPTION OF PROPERTY	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	10
EXECUTIVE COMPENSATION	11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	11
DESCRIPTION OF SECURITIES	12
PART II	12
MARKET PRICE OF DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS	12
LEGAL PROCEEDINGS	13
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	13
RECENT SALES OF UNREGISTERED SECURITIES	13
INDEMNIFICATION OF DIRECTORS AND OFFICERS	13
PART F/S	14
PART III	65
INDEX TO EXHIBITS	65
DESCRIPTION OF EXHIBITS	65
SIGNATURES	66

PART I

DESCRIPTION OF BUSINESS

The Business

Great American Family Parks, Inc.  (the “Company” or “GFAM”) was originally incorporated on July 30, 1954, as Painted Desert Uranium & Oil Co., Inc., in Washington State.  On October 1, 2002, Painted Desert Uranium & Oil Co., Inc. changed its name to Royal Pacific Resources, Inc., and its corporate domicile to the State of Nevada.  On January 26, 2004, subsequent to its acquisition of assets acquired from Great Western Parks, LLC., Royal Pacific Resources, Inc. changed its corporate name to Great American Family Parks, Inc.

Great American Family Parks, Inc. is the parent corporation of GFAM Management Corporation and Crossroads Convenience Center, LLC., an Idaho limited liability company.  GFAM Management Corporation will be responsible for all aspects of our future proposed parks operation.

GFAM intends to become a national entertainment company primarily composed of regional theme parks and attractions through the acquisition of amusement parks and other family centered businesses.  Worldwide, the park business increased 2.2% in 2004 to a record attendance of 252.4 million people according to Amusement Business.   The fragmented nature of the current smaller family entertainment parks businesses makes acquisitions of several of these venues a very effective method of achieving brand identity, providing efficiencies of scale, and retaining a financially conservative base by spreading the risk and consolidating operations over a period of time.  This includes greater buying power, increased productivity and stronger utilization of senior management skills to increase attendance and revenues.

By building a family of parks, GFAM is proposing to develop a series of compatible, but distinct entertainment and amusement products including themed amusement parks, associated products, food and beverage, and multimedia offerings.  In this, GFAM looks to become much more than a theme park company. Theme parks and park related assets can serve as a base.  Tomorrow’s entertainment company also can include live entertainment venues, electronic media and Internet products. This allows for the branding capability of a family of parks including themed characters, DVD and CD sales, food and beverage labeling, catalog product sales and offsite marketing opportunities.

The implementation of this strategy will begin with themed amusement parks and attractions. The master plan calls for acquiring existing properties or upgrading older properties. GFAM will take advantage of an already existing, underdeveloped series of regional “middle markets” all across America in the 75 to 125 SMA category – a “niche market” of medium sized parks in smaller areas.  These are the staple of attractions in the area where most Americans live.

GFAM has identified more than 40 theme parks and attractions across the country that are individually owned and have mature ownership.  Many of these are (or will be) in a position to be acquired.  GFAM has a definitive purchase agreement in place for one park, is in advanced discussions with a second park, and is in contact with several more.  Therefore, it is in an excellent position to secure commitments (pending financing) for two or more parks over the next season. There can be no assurance that we will be successful in completing the acquisition of any particular theme park.

We will operate under the basic operational philosophy that a series of integrated, smaller, first class themed amusement parks or attractions can achieve a level of unit cost unavailable to single parks. Several primary cost areas are most affected, including purchasing, training, marketing, amusement ride rotation, and live entertainment production rotation.  This concept allows for major capital purchases to have extended life use within the family of facilities, providing an important replacement cost reduction in the largest area of equipment purchase needs for any single facility. For example, one new major roller coaster that costs $8 million could cost only half that (installed) completely refurbished.

The Industry

The past decade has witnessed a period of phenomenal growth for U.S. theme parks.  A recent study published by Price Waterhouse Coopers, projects that spending in North America will grow at a 3.4 percent compound annual rate from $10.2 billion in 2002 to $12 billion in 2007. Destination parks are targeting local residents to offset declines in long distance and international travel.  In the U.S. regional parks are becoming mini-destination resorts in order to attract overnight visitors. North American theme parks generated US$10 billion in the US in 2002, up 4.2% from US$9.6 billion in 2001.   This revenue stream outperformed the $7.7 billion movie industry in terms of leisure spending in the U.S.

Regional Parks

The regional theme parks business tends to hold up well in a recessionary climate as attendees are mainly drawn from a 50-75 mile area. During economic downturns, attendance at regional amusement parks generally benefits from being a more affordable alternative to more expensive and time consuming vacations.  Unlike amusement parks that depend on extended vacation audiences that fly in to the destination, such as the Disney parks and Universal, most attendees at regional parks drive to the attractions. Without spending a large percentage of vacation money on expensive flights and hotels, the customers of regional parks tend to go to regional parks more often in a season.

Also, parks usually need at least one major “new” attraction every two to three years to remain competitive in attendance.  For a company such as GFAM, this will mean that by owning a series of parks that can rotate major attractions among its parks, a particular attraction can be retained and reused to increase its life use as a “new” attraction in each park giving five or six “new” lifetimes for each attraction in the family of parks.

The Proposed Acquisition of Wild Animal Safari Theme Park

We have entered into a series of agreements to acquire the Wild Animal Safari animal park located in Pine Mountain, Georgia. The acquisition is structured as an asset purchase consisting of personal property and real property.   The above described real property and other assets are being purchased for a total price of $4,700,000, half of which will be paid at closing and the balance paid in the form of a secured note providing for 83 equal monthly installments. The note is secured by a lien on the real property and other assets of the Park.  Closing will occur at a mutually agreed time on or before May 2, 2005.   We have deposited as “earnest money” the sum of $50,000 (“Initial Escrow Money) and 250,000 shares of GFAM common stock (“Escrow Stock”).

The primary agreement is an agreement entitled Agreement For Purchase And Sale of Assets dated November 8, 2004, by and between GFAM as purchaser, and Ron Snider& Associates, Inc. dba Wild Animal Safari (a/k/a Pine Mountain Wild Animal Park) as the seller.  A second agreement, entitled, Real Estate Purchase Agreement, dated November 8, 2004, was entered into by and among GFAM and Ronald E. Snider, Vivian D. Snider, and the Ron Snider Family Limited Partnership (collectively the “Real Property Seller”) for the purchase of the land on which the Park is situated.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Form 10-SB contains forward-looking statements in this “Management’s Discussion and Analysis” and elsewhere.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under this section of this Form 10-SB that may cause the Company’s or its actual business results, levels of activity, performance or achievements to be materially different from any future result, levels of activity, performance or achievements expressed or implied by such forward-looking statements.   In addition to the risks described in this section, important factors to consider and evaluate in such forward-looking statements include:  (i) changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with theme park operation, coordination of entertainment venues, and other critical activities; (iii) changes in the Company’s business strategy or an inability to execute its strategy due to unanticipated changes in the theme park business; (iv) the inability or failure of the Company’s management to devote sufficient time and energy to the Company’s business; and (v) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this section and elsewhere in this Form 10-SB, there can be no assurance that the forward-looking statements contained herein will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.  We do not undertake any duty to update any of the forward-looking statements after the date of this Form 10-SB to conform such statements to actual results or change in our expectations.

GENERAL RISK FACTORS RELATED TO THIS COMPANY

OUR HISTORICAL FINANCIAL STATEMENTS ARE UNRELATED TO OUR PROPOSED BUSINESS.  Our financial statements are not related to any theme park operations.  Therefore, investors may not have adequate information regarding our ability to generate any revenue or income related to our proposed theme park business.  Investors should not rely upon the financials statements currently available to estimate or project our ability to operate theme parks in the future.

AN INVESTOR WOULD BE INVESTING IN ESSENTIALLY A NEW BUSINESS.  The financial risks inherent in investing in the Common Stock of the Company are extremely high, for the reason that it involves what is essentially a startup business, both in concept and in management.  The concept of aggregating a number of theme parks into a system, while a new concept in its details with a potential for a high return, has all the more a high risk in that its financially profitable development depends not only on successfully coordinating and operating a system of different theme parks, but also in the successful implementation and development of associated, but distinct entertainment products, including food and beverage components, live entertainment venues, electronic and multimedia products.  Even though each park is slated to be independently managed and operated and responsible for turning a profit, failure in any one park, or even in any of the related “venues,” could seriously impact the financial success of the Company, which relies on the overall success of the venture.  The complexity and multifaceted nature of the proposed business poses a very substantial risk both of failure or of slow return on investment, even if eventually successful.

THE OPERATION OF THEME PARKS IS DEPENDENT UPON THE ECONOMY AND SECURITY CONCERNS.  Theme Park attendance was down two (2%) in 2002 from 2001 levels, partially because of a slow economy, but also because of world events.  The entire business depends on attracting large concentrations of  people on a constant basis, which factor is a condition subject to high risk in the face of terrorist threats which appear now to be a probability for the foreseeable future.  The security threat could not only affect attendees, but could also affect the willingness of entertainers to perform.  Accordingly the business of the Company, as a whole, could seriously suffer if terrorist threats substantially affected attendance, since there are no other, unrelated sources of income.   Under suppressed market conditions suggested above, it would be likely that the large, successful theme parks, such as Disneyland, would have a competitive advantage, not only from the standpoint of greater staying power, but also from the standpoint of being better able to afford to implement measures, such as greater security, to counteract such problems.

OUR BUSINESS PLAN REQUIRES THAT WE IDENTIFY AND ACQUIRE THEME PARKS THAT FIT OUR BUSINESS MODEL.  Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals.  Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws.  Our ability to grow through acquisitions and manage such growth will require us to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

Finding affordable amusement and entertainment venues to purchase is determined by the willingness of the owners to sell. The opportunities usually become available in late summer and early fall, and depending on the aggressiveness and motivation of the seller, could take from one to four months or longer to culminate.  There is a risk that any financial partner that we may be reliant upon would, for reasons unanticipated at this time, be unable to aide in structuring and finding the proper financial assets to accomplish the acquisition. There is a limited number of theme parks within the United States and Canada that reasonably qualify as acquisition targets of the Company under current economic and market conditions.  In a market as fragmented as this one, where GFAM’s target acquisitions are owned, for the most part, by individual enterprises, the availability of good acquisitions that match our criteria in any given operational season is unknown. There is the risk that due to availability, competition for acquisitions from other companies, or sales resistance, GFAM will not find parks to purchase at the price that makes them good investments in a timely manner, thus affecting growth and profits for the Company in the short term.

OUR OPERATIONS WILL BE SUBJECT TO BOTH LOCAL AND NATIONAL COMPETITION FROM DIFFERENT TYPES OF ENTERTAINMENT VENUES. Competition can affect the prosperity of a venue in a local market, and fragmentation of the market can be unprofitable for all. As part of our due diligence, before an acquisition, the current market conditions will be assessed.  Other recreational facilities such as movie theatres, sporting events, and local festivals can have a temporary effect on attendance for the duration of the event.  The general economic conditions of a geographic area, especially if a large employer leaves the area, will have a major effect on the venue.  GFAM will analyze its markets properly so as to price the product with the greatest price/value relationship, and provide a clean, safe, wholesome environment, with unique attractions and entertainment.   This strategy will serve to mitigate the risks of competition from larger competitors.

WE FACE STRONG COMPETITION IN OUR GEOGRAPHIC AREAS OF OPERATIONS.  Some known competitors of Wild Animal Safari, for example, include regional and local theme parks and attractions, of which Calloway Gardens is the nearest, being within five miles of Wild Animal Safari theme park.

OUR COMPANY WILL BE COMPETING WITH OTHER ESTABLISHED BUSINESSES THAT MARKET SIMILAR PRODUCTS.  Many of these companies have greater capital, marketing and other resources than we do.  There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company.  There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior to or more appealing than those of our competitors.

TECHNOLOGICAL IMPROVEMENTS AND THE ABILITY TO FINANCE THEM WILL EFFECT OUR OPERATIONS AND ABILITY TO SUCCEED AND COMPETE WITH OTHER THEME PARKS.  The increasing efficiency of new technology is expected to drive down the cost of new equipment including in the parks industry.  This makes newer parks more effective in their use of financial resources.  Additionally, older parks may be more costly to maintain if they are not continually renewed.  There is a risk that the cost of maintenance of older acquisitions will drive up the costs too high without significant investment in new plant and equipment, thus decreasing corporate profits and revenues to continue our growth strategy on schedule.

WE WILL REQUIRE ADDITIONAL SIGNIFICANT AMOUNTS OF CAPITAL TO COMPLETE OUR BUSINESS PLAN.  The Company will require significant additional funds to complete its business plan, especially the acquisition of theme parks.  As a result of these financial requirements, and even if the Company were able to issue Securities to purchase theme parks, the issuance of any additional Securities for financing or acquisition purposes will materially dilute the percentage of ownership of existing shareholders and current investors and may reduce the price of the Common Stock of the Company.

THE OPERATION OF THEME PARKS IS SUBJECT TO NATURAL EVENTS SUCH AS FIRE, DISEASE, AND WEATHER WHICH CAN NEGATIVELY AFFECT REVENUE AND INCOME AND INCREASE OPERATION COSTS.  Theme Parks are often located in rural areas. For example, the Wild Animal Safari Park is situated inside a forested area of Georgia.  A complete firebreak has never been completed around the outside perimeter of the park use area, even though there is one on the inside perimeter.  Should a fire break out, it has the potential of entering the park and possibly destroying some animals and buildings inside the park, despite paucity of combustible materials in large sections of the park where animals and buildings are located.

In addition, ice storms, while uncommon, along with other unusual weather-related events (such as hurricanes and tornadoes) could fell or move large trees onto or into the perimeter fence allowing animals to escape.  A disease could develop in animals spreading to other animals in the park population, destroying much of the animal attractions of the park.  The most prevalent diseases are mad cow disease, brucellosis, chronic wasting disease, cervical tuberculosis, tuberculosis, pullorum typhoid, and diseases identified by EIA, AI and CVI tests, and all other diseases as noted in “interstate movement health requirements,” chapter 40132, published by the Georgia department of agriculture.

Any tragic event at a public theme park or attraction brings a great deal of negative public reaction, and causes an immediate significant drop in attendance.  This would cause a critical drop in revenues.

WE HAVE EXISTING LOSSES IN CONNECTION WITH THE START UP OF OUR BUSINESS WHICH ARE EXPECTED TO CONTINUE FOR THE FORESEEABLE FUTURE.  We have had marginal losses due to administrative start up costs associated with entering into the theme park business, and we expect to continue losing money for some time. To date, we have incurred significant losses. At December 31, 2004, our accumulated loss was $233,216 and our working capital was $35,341.  For the year ended December 31, 2003, we lost $4,984.

WE HAVE A LIMITED HISTORY UPON WHICH TO BASE ANY FORECAST INTO THE FUTURE AND HAVE NOT YET OPERATED A THEME PARK, WHICH IS OUR INTENDED BUSINESS PLAN.  We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise.  The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate.  Our success is dependent upon the successful financing and development of our business plan.  No assurance of success is offered.   Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products.  These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation.  The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can or will ever operate profitably.

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.  We place substantial reliance upon the efforts and abilities of Larry Eastland, our chief executive officer. The loss of Mr. Eastland's services could have a serious adverse effect on our business, operations, revenues or prospects. We currently maintain key man insurance on Dr. Eastland’s life, with a death benefit payout of $1,000,000 to the Company as beneficiary of the policy.

RELIANCE ON MANAGEMENT.

All decisions with respect to the management of our Company will be made by our Company’s directors and officers.  Accordingly, no person should purchase any Common Stock of the Company unless the investor is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company’s business and prospects.

THERE HAS BEEN A VOLATILE PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure any investor that a liquid transparent trading market for our Common Stock will develop or be sustained.  Investors may not be able to resell their shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

•

operating results that vary from the expectations of securities analysts and investors;

•

changes in expectations as to our future financial performance, including  financial estimates by securities analysts and investors;

•

the operations, regulatory, market and other risks discussed in this section;

•

announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

announcements by third parties of significant claims or proceedings against us; and

•

future sales of our common stock.

In addition, the market for our Common Stock has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our Common Stock.

Quotes for our Common Stock are available on the Pinksheets. The Pinksheets is not an exchange.  Trading of securities on the Pinksheets is often more sporadic than the trading of securities listed on an exchange or NASDAQ.  You may have difficulty reselling any of Common Stock of the Company.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our Common Stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks.  The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith.  These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our Securities and that could limit an investor’s ability to sell Common Stock of the Company in the secondary market.

THE SALE OF COMMON STOCK AND THE EXERCISE OF WARRANTS  FROM ANY FUTURE FUNDING ACTIVITIES COULD DEPRESS OUR STOCK PRICE AND REDUCE THE PERCENTAGE OF OWNERSHIP OF INVESTORS AND EXISTING SHAREHOLDERS.

The percentage ownership of our existing shareholders and current investors will be diluted, and the price of the Common Stock of the Company could be reduced by the sale of Common Stock and the exercise of Warrants which might arise under any future fundraising activities undertaken by the Company.

THE COMPANY MAY NOT HAVE ENOUGH FUNDING TO COMPLETE ITS BUSINESS PLAN.

We will need additional financing to fully implement our business plan. We cannot give any assurance that any additional financing derived future funding activities will be sufficient to meet the needs of our business plan, which includes the purchase of Wild Animal Safari park, with May 2, 2005 as a settlement date.  Lack of funding could force us to curtail substantially or cease our operations.

We may make substantial capital expenditures for the further development of Wild Animal Safari theme park.  If revenues or the Company's equity financing decrease as a result of operating difficulties or any other factor(s), internal or external to the Company, the Company may have limited ability to expend the capital necessary to undertake or complete proposed plans and opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including future funding activities, cash flow from operations, progress in its present operations, competing market developments, and the Company's ability to market its proposed product successfully.  Although the Company may engage in future funding activities, its working capital is presently insufficient to fund the Company's activities.   It may be necessary to raise additional funds through equity or debt financings.  Any equity financings could result in further dilution to our Company's then existing stockholders.  Sources of debt financing may result in higher interest expense.  Any financing, if available, may be on terms unfavorable to the Company.  If adequate funds are not obtained, the Company may be required to reduce or curtail operations.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT THE BUSINESS OF THE COMPANY WILL GENERATE.

The actual amounts of cash that the Company’s projected business operation will generate will depend upon numerous factors relating to our business which may be beyond our control, including, but not limited to the following:

•

Outside influences on attendance, such as weather, natural disasters, flu pandemic, terrorist attack, major increase in the price of gasoline, or major economic inflation, recession or depression;

•

Internal events, such as epizootic disease among the park animals, or fire or natural disaster at the park;

•

Unanticipated competition;

•

Loss of all management Personnel in a common accident;

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

INSURANCE.

Companies engaged in the themed attraction and amusement park business may be sued for substantial damages in the event of an actual or alleged accident.   Upon the acquisition of the Wild Animal Safari theme park, GFAM plans to obtain and maintain a minimum of $5,000,000 of liability insurance.  Wild Animal Safari is a self-drive-through wild animal park.  As such it has the inherent risks associated with allowing the public to interact with exotic animals.  Although the Park carries liability insurance to cover this risk, there can be no assurance that the amount of coverage will be adequate to cover any liabilities, or that we will be able to obtain sufficient levels of coverage or even afford to obtain adequate coverage.   The Company will use reasonably commercial efforts to maintain policies of liability, fire and casualty insurance sufficient to provide reasonable coverage for risks arising from accidents, fire, weather, other acts of God, and other potential casualties. There can be no assurance that the Company will be able to obtain adequate levels of insurance to protect against suits and judgments in connection with accidents which may occur in the theme parks.

SUMMARY OF FINANCIAL INFORMATION.

The following table presents selected historical financial data for the Company derived from the Company’s Financial Statements.  The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Memorandum.  The following data should be read in conjunction with “Plan of Operation” and the Financial Statements of the Company and the notes thereto included elsewhere in this Memorandum.  It should be further noted that the Company (f/k/a Royal Pacific Resources, Inc (“RPR”)), had no income until RPR was acquired on December 24. 2003, renamed GFAM, and became the owner of Crossroads Convenience Center, LLC (“CCC”).  CCC had had income, as reported below, in fiscal year 2003 and as part of the Company from the date of acquisition.

Fiscal Year Ended

Fiscal Year Ended

     December 31

       December 31

          (audited)

         (unaudited)

2003

2004

Statement of Operations

Data:

Revenue

$3,993,515

$4,610,452

Net income (loss)

<$4,984>

<$233,216>

Basic Net income (loss)

Per share

-0-

<$.007

Diluted Net income (loss)

Per share

-0-

<$.007>

Balance Sheet Data:

Working Capital

$26,000

$35,341

Total assets

$1,324,074

$1,400,677

Total liabilities

$1,072,480

$1,018,716

Stockholder’s equity (deficit)

$251,594

$381,961

DESCRIPTION OF PROPERTY

Our major real property holding is located in Treasure Valley, Idaho and is known as the “Crossroads Convenience Center.”  The Crossroads Convenience Center consists of a convenience center and food services catering to an entertainment and educational area.  The total property size is 1.5 acres and the entire property is valued at $1.7 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	(2)	(3)	(4)
Title of Class	Name	Amount and Nature	Percent of Class
Common Stock

Common	Great Western Parks, LLC	7,239,000 direct owner	21.7
Common	Jane Klosterman	3,450,000 direct owner	10.3
Common	Jay Pitlake	3,475,000 direct owner	10.4
Common	Dale Van Voorhis	1,725,000 direct owner	5.2
Common	James Meikle	1,725,000 direct owner	5.2

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

LARRY L. EASTLAND: PRESIDENT, CEO, AND CHAIRMAN OF THE BOARD OF DIRECTORS OF GREAT AMERICAN FAMILY PARKS, INC.

Dr. Eastland is a seasoned entrepreneur having founded several enterprises including LEA Management Group LLC.  He is a specialist in statistical analysis of public markets and socio-demographic trends, and holds a Doctorate in quantitative behavioral research from University of Southern California. He is an author, a decorated Marine combat officer and has served on a number of corporate boards around the world.

He is a former Staff Assistant to the President of the United States, and has worked with four U.S. Presidents, including having served as a U.S. Delegate to the World Tourism Organization, a member of the President’s District Export Council, Director of Operations for the Summit of Industrialized Nations (chaired by President Ronald Reagan) and a delegate or Presidential representative at every Republican National Convention from 1976 to 2004.

Dr. Eastland was a founding Director for twelve years of the Jesse M. Unruh Institute of Politics and Government at the University of Southern California as well as a founding member and co-director of its prestigious Washington Program.

DALE W. VAN VOORHIS, CPA: CFO.  ALSO, PRESIDENT OF GFAM MANAGEMENT CORPORATION

Mr. Van Voorhis is the past President and CEO of Funtime Parks (19821994), a $60 million corporation.  Funtime Parks, Inc. was a 2.6 million visitor amusement company of which he was a founder and director.  Mr. Van Voorhis led the company to record revenues and an increase in operating profit margins including a record net profit before taxes for fiscal year 1993.  He coordinated the company’s initial public offering and a secondary offering.  He led a successful management buy out of the company in 1987, and directed the purchase of several parks, including Darian Lake in Buffalo, New York and Wyandot Lake in Columbus, Ohio.

Mr. Van Voorhis began his career on the audit staff and management advisory staff for Price Waterhouse & Company, specializing in the installation of cost accounting systems. He earned an MBA from the Wharton School of Finance, University of Pennsylvania; and a Bachelor of Science from Marietta College.

In addition to serving as CFO (and as President of GFAM Management Corporation), he is a member of the Board of Directors of Great American Family Parks, Inc.

JANE KLOSTERMAN, MEMBER OF THE BOARD OF DIRECTORS

Jane Klosterman was a Senior Executive for the Idaho Association of Commerce & Industry in Boise, Idaho; a nonprofit association comprised of over 450 businesses.  In this capacity, Ms. Klosterman also managed a statewide Board of Directors.

Ms. Klosterman was previously the Executive Vice President of the California Association of Chambers of Commerce in Sacramento, California, a 450member nonprofit professional development organization.

Ms. Klosterman is the widow of the late Robert L. Klosterman, President and CEO of MTM Entertainment Corporation (the “Mary Tyler Moore studios”), the largest independent movie studios in the world.

Ms. Klosterman is the Founder and President of the Idaho Children’s Educational Film and Television Foundation and served as a co-chair for the annual fundraising dinner of the National Conference of Christians and Jews while living in Los Angeles, California.  She is currently the President elect for the St. Mark’s Home & School Association.  She has served as a director for several arts organizations, including the Sacramento Ballet.  She holds a Bachelor of Science degree from the University of Utah, and has completed a Certification Program by the Western Association of Communication and Association Managers through the Institute for Communications Management at San Jose State University.

 JACK KLOSTERMAN, CORPORATE SECRETARY & TREASURER

With over 30 years of experience as a business consultant and working with a wide range of businesses, Mr. Klosterman has the capability and confidence to design and coordinate the implementation of total management systems and procedures as the foundation of any business. He attended L.A. Pierce Jr. College, Woodland Hills, CA. and California State University, Northridge.  He has served as a past Member of the Board of Directors and golf tournament chairman of the Pat McCormick Educational Foundation.

In July, 2003, Mr. Klosterman, in addition to his duties as Corporate Secretary & Treasurer, assumed the responsibilities for the accounting and bookkeeping of various companies that eventually came to be known as GFAM, Inc., including Crossroads Convenience Center and other associated companies.  Mr. Klosterman oversaw three years of company records and tax returns that were vital for the preparation of the audits that supported the private placement offerings made in conjunction with the reverse acquisition that resulted in the present public company.

Managing partner, Klosterman Business Management, since 1977.   In 1979 the company was fully computerized and has grown in client base and services offered.  Clients have included Sole Proprietorships, Partnerships (General and Limited), Corporations (Regular and Sub-S, Foreign and Domestic, Multi-state), Trusts, Estates and nonprofit Corporations and Foundations.

EXECUTIVE COMPENSATION

The officers and directors of GFAM, listed above, received no compensation paid by the Company during fiscal year 2003. As set forth below, they are all major stockholders of the corporation and have elected to forego compensation until such time as the corporation has achieved the acquisition and commenced the operation of its first theme park. Upon closing the acquisition of the first theme park, existing employment contracts for officers and directors will be implemented, which provide for compensation and certain corporate benefits for employees and board members.

Employment Agreements

On February 1, 2005, the Company entered into separate employment agreements with Larry Eastland, its CEO, with Dale Van Voorhis, CFO, with James Meikle, COO (of GFAM Management Corporation), and Jack Klosterman, its Corporate Secretary and Treasurer.  These agreements become effective at the Initial Closing of the Offering.  These agreements provide for base annual salaries of $120,000; $40,000; $60,000; and $40,000 respectively, reflecting the part time employment of certain officers until a second theme park is acquired.  Further, each agreement has a base term of three (3) years effective retroactively as of February 1, 2005.  The agreements are thereafter renewable for additional periods of two (2) years, unless the Company gives notice to the contrary. Upon the Company’s acquisition of a second theme park said salaries will increase, respectively, to the following amounts: $150,000; $60,000; $100,000; $60,000.  Upon the acquisition of more theme parks after the first two, salaries will be reviewed with consideration given to resulting increased work and responsibility.  The Company provides health Insurance in the form of a Blue Cross Plan for Larry Eastland, Jane Klosterman, and their respective families.

In addition, Mr. Eastland is entitled to receive an annual cash bonus based upon a percentage of the Company's pre-tax income (as defined therein) for each fiscal year in accordance with a sliding scale schedule contained in the employment agreement, with a minimum percentage of 2%.  No bonus is payable unless and until the Company earns pre-tax income in excess of $500,000.  The agreements also provide for the payment of additional severance compensation, in amounts based on a formula of not less than three (3) times the executive's then current base salary, at any time during the term thereof when either of the following occurs: (i) the agreement is terminated by the Company without cause (as defined therein), or (ii) terminated by the executive due to a change in control (as defined therein).  These agreements also entitle the officers to participate in the Stock Option Plans.  The Company has agreed with the Placement Agent that it shall not change the terms of these agreements, or issue any options to these individuals, during the 12-month period following the Offering without the prior written consent of the Placement Agent.  Upon hiring additional marketing personnel, the Company may enter into additional employment agreements which the Company expects may have similar terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-

Any of our directors or officers;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

-

Any of our promoters;

-

Any relative or spouse of any of the foregoing persons who has the same house as such person.

DESCRIPTION OF SECURITIES

The stock being registered under this Form 10 S-B pursuant to Section 12 (b) of the Securities Act of 1934, as amended (“Securities”), is Common Stock of the Company, having a par value of $.001 per share.  All of the Common Stock authorized under the Company’s Articles of Incorporation herein has equal voting rights and powers without restrictions in preference.  The holder of any of the Company’s Common Stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of Common Stock shall have neither pre-emption nor dividend rights pursuant to the Articles of Incorporation of the Company.

The Articles of Incorporation also authorize ten million shares of Preferred Stock, none of which has been issued, and which is not part of this registration.

PART II

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Quotes for our Common Stock are available in the “Pinksheets”.  The following table sets forth the high and low bid prices of our common stock for each quarter for the years 2003 and 2004. The quotations set forth below reflect interdealer prices, without retail markup, markdown or commission and may not represent actual transactions. These quarterly trade and quote data provided by NQB Pinksheets.

Bid Information

Fiscal Quarter Ended

High

Low

December 31, 2004

$1.60

$1.50

September 30, 2004

$1.65

$1.50

June 30, 2004

$1.15

$1.01

March 31, 2004

$1.25

$1.08

December 31, 2003

$0.25

$0.17

September 30, 2003

$0.04

$0.01

June 30, 2003

none

none

March 31, 2003

none

none

On March 23, 2005, the closing bid and closing ask prices for shares of our Common Stock in the over-the-counter  market, as reported by Pinksheets were $1.10  and $1.20 per share, respectively.

We believe that there are presently nine market makers for our Common Stock.  When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers.  We do not know if these or other market makers will continue to make a market in our Common Stock.  Further, the trading volume in our Common Stock has historically been both sporadic and light.

As of December 31, 2004, we had an aggregate of 3,108 stockholders of record as reported by our stock transfer agent, Columbia Stock Transfer Co.  Certain shares are held in the ”street” names of securities broker dealers and we estimate the number of stockholders which may be represented by such securities broker dealer accounts may exceed fifty (50).

Dividend Policy

There  are no  restrictions  imposed  on the  Company  which  limit its ability to declare or pay  dividends on its Common  Stock,  except as limited by state corporation law.  During the year ended December 31, 2004, no cash or stock dividends  were  declared  or  paid  and  none  are  expected  to be paid in the foreseeable future.

We expect to continue to retain all earnings generated by our future operations for the development and growth of our business.  The Board of Directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

LEGAL PROCEEDINGS

There are no legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature pending or, to the best knowledge of the Company, threatened, against the Company which could result in a loss to the Company. The Company is not subject to any order, judgment, injunction, rule or decree which has or could result in a Loss to the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The 2002 audit was performed for the previous control group of Royal Pacific Resources, Inc. (now Great American Family Parks, Inc. “GFAM” hereinafter) by DeCoria, Maichel & Teague, PS of Spokane, Washington.  Neither the principals of GFAM nor any subsidiaries had any relationship with the firm, and therefore, the Company looked to retain an auditing firm with which we could create a relationship based on our business plan.

In June 2004 GFAM commenced a private placement of securities to raise $500,000, with an associated Private Placement Memorandum ("PPM").  One of the conditions of the PPM was that GFAM was required to file an SB-2 with the Securities and Exchange Commission no later than forty-five ("45") days from the final closing of the subscription proceeds of the PPM.

 It was, therefore, necessary for GFAM to engage an auditing firm to complete an audit for the Company for 2003.  Aronson & Co. was chosen by the GFAM Board of Directors primarily because Aronson & Co. had performed an audit for a subsidiary of GFAM for 2001-2002 before the subsidiary was acquired by GFAM.

In September 2004 Aronson & Co. agreed to perform an audit for the Company for 2003.  At that time, Aronson & Co. stated both that it was very busy, and that its work for the Company for 2003 could only be to the extent of the services to be provided.  For these reasons, delay resulted, and the Company could not comply with the condition from the PPM documents requiring GFAM to file an SB-2 with the Securities and Exchange Commission no later than 45 days from the final closing of the proceeds of the PPM.

On September 28, 2004, final proceeds for the subscription of the PPM were disbursed to GFAM, thereby making November 12, 2004 the 45th (final) day to comply with a deadline owed subscribers of the PPM.

On February 1, 2005, the GFAM Board of Directors convened and, as an emergency item on the agenda for the meeting, directed its President either to have the audit for the Company for 2003 completed by Aronson & Co. forthwith; or, if necessary, in order to protect the Company, to recommend the services of another accounting firm able to complete the audit for the Company for 2003 in a timely fashion, absent those delays that might be caused by specific accounting issues.  As a result of the GFAM Board of Directors’ decision, both Aronson & Co. and GFAM then agreed that it was necessary to find another auditor.

On February 7, 2005, after considering various accounting firms, GFAM engaged Madsen & Co. to complete the 2003 audit.  Aronson & Co. immediately made itself available to Madsen & Co. for consultation concerning the preparation by Madsen & Co. of the audit for the Company for 2003, and also sent all documents including all work papers to Madsen & Co.

 RECENT SALES OF UNREGISTERED SECURITIES

The Company has previously raised capital through the sale of shares of its Common Stock.  On June 11, 2004, the Company commenced a private placement.  The offering resulted in the sale of 1,716,000 shares of stock and the Company received a gross sum of $363,583. The selling price of the units was set by the Company, in its sole determination, on the basis of arbitrary estimates of its business needs and prospects.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)

a violation  of criminal  law (unless the  director had reasonable cause to believe that his or her conduct was lawful or no reasonable  cause to believe that his or her conduct was unlawful);

(3)

a transaction from which the director derived an improper personal profit; and

(4)

willful misconduct.

Our bylaws provide that we will indemnify  our  directors  and officers to the fullest  extent not  prohibited by Nevada law;  provided,  however,  that we may modify the  extent of such  indemnification  by  individual  contracts  with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding  (or part thereof) initiated by such person unless:

(1)

such indemnification is expressly required to be made by law;

(2)

the proceeding was authorized by our Board of Directors;

(3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer,  or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding,  promptly  following  request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent  legal  counsel in a written  opinion,  that the facts  known to the decision-making  party  at the time  such  determination  is made  demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

PART F/S

Financial statements included below. (Page breaks of original document formats preserved; title page added for each statement; font and font size changed; slashes added to fill white space at bottoms of pages.)

Table of Contents for Part F/S

Great American Family Parks, Inc., Financial Statement for the Year Ending Dec. 31, 2004
(unaudited)	15
Great American Family Parks, Inc., Financial Statement for the Year Ending Dec. 31, 2003	28
Great American Family Parks, Inc., Pro Forma	43
Wild Animal Safari, Financial Statement for the Year Ending Dec. 31, 2004	46
Wild Animal Safari, Financial Statement for the Year Ending Dec. 31, 2003	56

Great American Family Parks, Inc.

Financial Statement for the Year Ending Dec. 31, 2004

(unaudited)

(The rest of this title page purposely left blank.)

MADSEN & ASSOCIATES. CPA’s INC.

Certified Public Accountants and Business Consultants

684 East Vine St.   #3

Murray, Utah 84107

Telephone 801-268-2632

Board of Directors

Great American Family Parks, Inc. and Subsidiary

Eagle, Idaho

We have compiled the accompanying balance sheet of Great American Family Parks, Inc. and Subsidiary as of  December 31, 2004 and the related statements of income, stockholders’ equity,  and cash flows for the years  ended December 31, 2004 and 2003, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

February 21, 2005                                          /s/ Madsen & Associates CPA’s Inc.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2004

ASSETS
CURRENT ASSETS
Cash	$ 35,341
Accounts receivable	29,988
Inventory	64,068
Prepaid expenses	1,620
Total Current Assets	131,017

PROPERTY and EQUIPMENT - net of depreciation	1,049,643

OTHER ASSETS
Deposits	52,280
Loan fees - net of amortization	42,912
Intercompany advances - affiliates	124,825
220,017
$ 1,400,677

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 99,488
Accrued expenses	68,073
Current portion - incentive program advances	10,487
Current portion - note payable	25,762
Current portion - capital lease obligations	40,706
Total Current Liabilities	244,516

LONG TERM LIABILITIES - net of current portions
Incentive program advances	43,785
Note payable	703,872
Capital lease obligations	26,543
774,200
STOCKHOLDERS' EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value;
33,184,400 shares issued and outstanding	33,184
Capital in excess of par value	395,399
Retained earnings (deficit)	(46,622)
381,961
$ 1,400,677

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	Dec 31,	Dec 31,
	2004	2003

SALES	$ 4,610,452	$ 3,993,515

COST OF SALES	4,019,595	3,390,972

Gross Profit	590,857	602,543

EXPENSES

Administrative	671,188	449,868
Depreciation & amortization	99,752	102,490

	770,940	552,358

NET PROFIT (LOSS) - before other costs	(180,083)	50,185

FINANCING COSTS	(53,133)	(55,169)

NET LOSS	$ (233,216)	$ (4,984)

NET LOSS PER COMMON SHARE

Basic and diluted	$ -	$ -

AVERAGE OUTSTANDING SHARES

Basic (stated in 1,000's)	30,946	27,067

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period January 1, 2002 to December 31, 2004

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance January 1, 2002	27,067,000	$ 27,067	$ -	$ 247,454

Net operating loss for the year ended
December 31, 2002	-	-	-	(55,876)

Issuance of common stock for acquisition -
Royal Pacific Resources, Inc.	2,533,000	2,533	-	-

Balance December 23, 2003 -
subsequent to acquisition	29,600,000	29,600	-	-

Issuance of common stock for services	600,000	600	34,800	-
at $.059

Net operating loss for the year ended
ended December 31, 2003	-	-	-	(4,984)

Balance December 31, 2003	30,200,000	30,200	34,800	186,594

Issuance of common stock for cash -
net of issuance costs - September 2004	2,984,400	2,984	360,599	-

Net operating loss for the year
ended December 31, 2004	-	-	-	(233,216)

Balance December 31, 2004	33,184,400	$ 33,184	$ 395,399	$ (46,622)

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

	Dec 31,	Dec 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (233,216)	$ (4,984)
Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	99,752	102,489
Issuance of capital stock for services	-	35,400
Changes in
Intercompany advance	(86,997)	-
Accounts receivable	(4,445)	(1,385)
Inventory	(13,210)	(875)
Prepaid expenses & deposits	(47,015)	(40,011)
Accounts payable & accrued expenses	18,749	(13,779)
Incentive program advances	(6,031)	(10,487)

Net Change From Operations	(272,413)	66,368

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment	(15,178)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Net proceeds from issuance of capital stock	363,583	-
Payments of capital lease obligations	(40,706)	(35,126)
Payments on notes payable	(25,776)	(24,583)
Advances from members	-	(6,000)
	297,101	(65,709)

Net Change in Cash	9,510	659

Cash at Beginning of Period	25,831	25,172

Cash at End of Period	$ 35,341	$ 25,831

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (name changed on December 24, 2003 from Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Desert Uranium and Oil Company, Inc., a Washington corporation incorporated in 1954, with the merger being completed on July 25, 2002.

On December 23, 2003 GAFP completed the acquisition of the assets of Great Western Parks, LLC (GWP), an Idaho limited liability company, by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock of GAFP after the acquisition, in exchange for all member interests in Crossroads Convenience Center, LLC (CCC), an Idaho limited liability company.  The transaction was accounted for as a reverse acquisition in which GWP is considered to be the “acquirer” of GAFP for reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after 29,600,000. The continuing operations of the business are those of CCC including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of CCC’s historical members’ equity to reflect the equivalent number of shares of common stock issued in the acquisition.

Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On December 31, 2004, the Company and its subsidiary had a net operating loss available for carry forward of  $300,134.  The tax benefit of approximately $90,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful.  The loss carryforward expires beginning in the 2025.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2004, includes the accounts of GAFP and CCC. Revenues and expenses of GAFP are included for the period subsequent to the Company’s acquisition date of December 23, 2003 and includes the accounts of CCC from its inception.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however the Company considers the accounts to be fully collectable.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

Property and equipment

 Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years. A summary is included below.

Land	$ 180,000
Building	1,028,763
Equipment	147,685
Leased equipment	223,728
Less accumulated depreciation	(530,533)
Net	$ 1,049,643

Inventory

Inventory consists of fuel, food, beverages, and other convenience store items, and are stated at the lower of cost or market.  Cost is determined on the first-in, first-out method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, and accounts and notes payable are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

3.  RECOGNIZED ADVANCE LOAN FEE

In 1999, the Company obtained a loan for the acquisition and construction of its property and improvements.  The lending agency required various forms of collateral to secure the debt, including a second deed of trust on real property owned by a member of CCC.  A value of $50,000 was placed on this collateral based on the value to the Company of the reduction of the interest rate on the loan because of the additional collateral.  An asset and related member equity contribution to CCC was recorded.

The loan fee is being amortized over the 23 year life of the loan using the interest method.

Estimated amortization expense for the next five years as of December 31, 2004 is as follows:

Year Ending
December 31	Amount

2005	$ 1,552
2006	1,631
2007	1,715
2008	1,803
2009	1,812

Amortization expense for the years ended December 31, 2004 and 2003 was $ 1,477 and $ 4,405, respectively.

4.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow

$828,976 for the construction and start-up costs of the facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% (5.25% at December 31, 2003) and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

At December 31, 2004, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2005	$25,762
2006	27,147
2007	28,607
2008	30,146
2009	30,231
Thereafter	587,741

5.  CAPITAL LEASES

During 1999, the Company entered into lease agreement for gas pumping equipment that are classified as capital leases and expire in 2006.

The future minimum lease payments under the capital leases together with the net present value of the minimum lease payments as of December 31, 2004 are as follows:

Year Ending
December 31	Amount

2005	$ 54,831
2006	33,230
Total	88,061
Less: Amount representing interest	(20,812)
Net present value of future minimum lease payments	$ 67,249

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate implicit in the leases of 13.685%.

The net present value of the minimum lease payments and other balances related to the capital leases are included in the accompanying financial statements as follows:

	2004	2003
Capital lease obligations
Current portion	$ 40,706	$ 34,047
Long-term portion	26,543	73,908
Total	$ 67,249	$ 107,955

Leased equipment under capital lease
Original assets value	$ 223,728	$ 223,728
Less: Accumulated amortization	(81,375)	(65,875)
Book value of leased assets	$ 142,353	$ 157,853

Amortization expense for the year	$ 15,500	$ 15,204

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

6.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of a service station facility from a fuel distributor under Chevron’s program Investment Incentive Program.  Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons are required, and no further adjustments are made to the incentive.  As of December 31, 2004, the Company has not sold the minimum gallons and has made repayments totaling $31,177 covering its sales deficiency through December 2004.

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.  Accordingly, the incentives are being amortized on a straight line basis over the ten year period and are included in the Statement of Operations as a reduction to fuel cost of goods sold.

7.  CAPITAL STOCK

On the closing of the Stock Purchase Agreement (see Note 1) the Company issued 27,067,000 shares of common stock in exchange for all of the member interests in Crossroads Convenience Center, LLC.

During 2003 the Company issued 600,000 restricted common shares for consulting services.

On September 27, 2004, the Company issued 2,984,400 restricted common shares for cash, and 2,059,200 warrants under Purchase Agreements dated June 10, 2004.  Each warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

On December 24, 2003, the Company completed a reverse stock split of 6 outstanding shares for 1 share. This report has been prepared showing post split shares from inception.

8.  SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer- directors have acquired 41% of the outstanding common stock of the Company.

On December 30, 2004 the Company had made no interest, demand loans to affiliates of $124,825. The affiliation resulted by common officers of the affiliates and the Company.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2004

9.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful, and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.

During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’Alene River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’Alene River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation obligations and damages to natural resources in the Coeur D’Alene River Basin.

As of December 31, 2004, the Company has not accrued any amounts for potential liability associated with any environmental claims because any potential claim amount is undeterminable.

10.  SUBSEQUENT EVENTS

On November 8, 2004, the Company entered into an agreement to purchase the operating assets of a wild animal park in Pine Mountain, Georgia for $700,000 with an anticipated closing date of March 1, 2005.  At closing, the Company will pay $350,000 in cash and a promissory note for $350,000. The promissory note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $5,368.  The Company also entered into a Real Estate Purchase agreement for the underlying land and all buildings, improvements and fixtures of the park for $4,000,000. The Company will pay $2,000,000 in cash at closing and a promissory note for $2,000,000.  The note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $30,676.

Both notes will be secured by first priority Security Agreement on the operating assets and a first Security Deed on the real estate.

Great American Family Parks, Inc.

Financial Statement for the Year Ending Dec. 31, 2003

(The rest of this title page purposely left blank.)

MADSEN & ASSOCIATES. CPA’s INC.

Certified Public Accountants and Business Consultants

684 East Vine St.   #3

Murray, Utah 84107

Telephone 801-268-2632

Board of Directors

Great American Family Parks, Inc. and Subsidiary

Eagle, Idaho

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Great American Family Parks, Inc. and Subsidiary at December 31, 2003, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated balance sheet of the Company for the year ended December 31, 2002 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001.  Those statements were audited by other auditors whose report has been furnished to us and our opinion insofar as it relates to the amounts included for the Company, is based solely on the report of the other auditors

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great American Family Parks, Inc. and Subsidiary at December 31, 2003, and the results of operations and cash flows for the years ended December 31, 2003, and 2002, in conformity with generally accepted accounting principles.

March 4, 2005                    /s/ Madsen & Associates, CPA’s Inc.

Murray, Utah

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

   CONSOLIDATED BALANCE SHEETS

December 31, 2003

ASSETS
CURRENT ASSETS
Cash	$ 25,831
Accounts receivable	25,543
Inventory	50,858
Prepaid expenses	5,405
Total Current Assets	107,637

PROPERTY and EQUIPMENT - net of depreciation	1,132,740

OTHER ASSETS
Deposits	1,480
Loan fees - net of amortization	44,389
Intercompany advances – affiliates	37,828
83,697
$ 1,324,074

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 83,223
Accrued expenses	65,589
Current portion - incentive program advances	10,487
Current portion - note payable	24,447
Current portion - capital lease obligations	34,047
Total Current Liabilities	217,793

LONG TERM LIABILITIES - net of current portion
Incentive program advances	49,816
Note payable	730,963
Capital lease obligations	73,908
854,687

STOCKHOLDERS' EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value; 30,200,000 shares issued and outstanding	30,200
Capital in excess of par value	17,400
Retained earnings	203,994
251,594
$ 1,324,074

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2003 and 2002

	Dec 31,	Dec 31,
	2003	2002

SALES	$ 3,993,515	$ 3,507,620

COST OF SALES	3,390,972	2,995,012

Gross Profit	602,543	512,608

EXPENSES
Administrative	432,468	404,016
Depreciation & amortization	102,490	99,613

	534,958	503,629

NET PROFIT (LOSS) - before other costs	67,585	8,979

FINANCING COST	(55,169)	(64,855)

NET PROFIT (LOSS)	$ 12,416	$ (55,876)

NET LOSS PER COMMON SHARE

Basic and diluted	$ -	$ -

AVERAGE OUTSTANDING SHARES

Basic (stated in 1,000's)	27,135	27,067

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period January 1, 2002 to December 31, 2003

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings
Balance January 1, 2002	27,067,000	$ 27,067	$ -	$ 247,454

Net operating loss for the year ended
December 31, 2002	-	-	-	(55,876)

Issuance of common stock for acquisition -
Royal Pacific Resources, Inc.	2,533,000	2,533	-	-

Balance December 23, 2003 –
subsequent to acquisition	29,600,000	29,600	-	-

Issuance of common stock for services
at $.03	600,000	600	17,400	-

Net operating loss for the year ended
December 31, 2003	-	-	-	12,416

Balance December 31, 2003	30,200,000	$ 30,200	$ 17,400	$ 203,994

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	Dec 31,	Dec 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ 12,416	$ (55,876)

Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	102,489	99,613
Issuance of capital stock for services	18,000	-
Changes in
Accounts receivable	(1,385)	(5,427)
Inventory	(875)	(13,551)
Prepaid expenses & deposits	(40,011)	(177)
Accounts payable & accrued expenses	(13,779)	48,061
Incentive program advances	(10,487)	(35,634)

Net Change From Operations	66,368	37,009

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment	-	(11,210)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments of capital lease obligations	(35,126)	(28,138)
Payments on notes payable	(24,583)	(21,356)
Advances from members	(6,000)	6,000
	(65,709)	(43,494)

Net Change in Cash	659	(17,695)

Cash at Beginning of Period	25,172	42,867

Cash at End of Period	$ 25,831	$ 25,172

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2003

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (name changed on December 24, 2003 from Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Deseret Uranium and Oil Company, Inc., a Washington corporation incorporated in 1954, with the merger being completed on July 25, 2002.

On December 23, 2003 GAFP completed the acquisition of the assets of Great Western Parks, LLC (GWP), an Idaho limited liability company, by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock of GAFP after the acquisition, in exchange for all member interests in Crossroads Convenience Center, LLC (CCC), an Idaho limited liability company.  The transaction was accounted for as a reverse acquisition in which GWP is considered to be the “acquirer” of GAFP for reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after 29,600,000. The continuing operations of the business are those of CCC including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of CCC’s historical members’ equity to reflect the equivalent number of shares of common stock issued in the acquisition.

 Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company  expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On December 31, 2003, the Company and its subsidiary had a net operating loss available for carry forward of  $43,460.  The tax benefit of approximately $13,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful.  The loss carry forward expires beginning in the 2024.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2003, includes the accounts of GAFP and CCC. Revenues and expenses of GAFP are included for the period subsequent to the Company’s acquisition date of December 23, 2003 and includes the accounts of CCC from its inception.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however the Company considers the accounts to be fully collectable.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and equipment

 Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years. A summary is included below.

Land	$ 180,000
Building	1,028,763
Equipment	132,506
Leased equipment	223,728
Less accumulated depreciation	(432,257)
Net	$ 1,132,740

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Inventory

Inventory consists of fuel, food, beverages, and other convenience store items, and are stated at the lower of cost or market.  Cost is determined on the first-in, first-out method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, and accounts and notes payable are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  RECOGNIZED ADVANCE LOAN FEE

In 1999, the Company obtained a loan for the acquisition and construction of its property and improvements.  The lending agency required various forms of collateral to secure the debt, including a second deed of trust on real property owned by a member of CCC.  A value of $50,000 was placed on this collateral based on the value to the Company of the reduction of the interest rate on the loan because of the additional collateral.  An asset and related member equity contribution to CCC was recorded.

3.  RECOGNIZED ADVANCE LOAN FEE - continued

The loan fee is being amortized over the 23 year life of the loan using the interest method.

Estimated amortization expense for the next five years as of December 31, 2003 is as follows:

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

Year Ending
December 31	Amount

2004	$1,476
2005	1,552
2006	1,631
2007	1,715
2008	1,803

Amortization expense for the years ended December 31, 2003 and 2002 was $ 4,405 and $ 1,336, respectively.

4.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow $828,976 for the construction and start-up costs of the facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% (5.25% at December 31, 2003) and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

At December 31, 2003, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2004	$ 24,447
2005	25,762
2006	27,147
2007	28,607
2008	30,146
Thereafter	619,301
Total	$ 755,410

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

5.  CAPITAL LEASES

During 1999, the Company entered into lease agreement for gas pumping equipment that are classified as capital leases and expire in 2006.

The future minimum lease payments under the capital leases together with the net present value of the minimum lease payments as of December 31, 2003 are as follows:

Year Ending
December 31	Amount

2004	$ 45,692
2005	49,845
2006	33,230
Total	128,767

Less: Amount representing interest	(20,812)
Net present value of future minimum lease payments	$ 107,955

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate implicit in the leases of 13.685%.

The net present value of the minimum lease payments and other balances related to the capital leases are included in the accompanying financial statements as follows:

	2003	2002
Capital lease obligations
Current portion	$ 34,047	$ 32,237
Long-term portion	73,908	110,844
Total	$ 107,955	$ 143,081

Leased equipment under capital lease
Original assets value	$ 223,728	$223,728
Less: Accumulated amortization	(65,875)	(50,671)
Book value of leased assets	$ 157,853	$ 173,057
Amortization expense for the year	$ 15,204	$ 14,915

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

6.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of a service station facility from a fuel distributor under Chevron’s program Investment Incentive Program.   Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons are required, and no further adjustments are made to the incentive.  As of December 31, 2003, the Company has not sold the minimum gallons and has made repayments totaling $25,146 covering its sales deficiency through September 2003.

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.  Accordingly, the incentives are being amortized on a straight line basis over the ten year period and are included in the Statement of Operations as a reduction to fuel cost of goods sold.

7.  CAPITAL STOCK

On the closing of the Stock Purchase Agreement (see Note 1) the Company issued 27,067,000 shares of common stock in exchange for all of the member interests in Crossroads Convenience Center, LLC.

The Company issued 600,000 restricted shares for consulting services.

On December 24, 2003, the Company completed a reverse stock split of 6 outstanding shares for 1 share. This report has been prepared showing post split shares from inception.

8.  SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer-director’s, their families, and their controlled companies, have acquired 54% of the outstanding common stock of the Company.

On December 30, 2003 the Company had made no interest, demand loans to affiliates of $37,828. The affiliation resulted by common officers of the affiliates and the Company.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

9.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful,   and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.

During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’Alene River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’Alene River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation obligations and damages to natural resources in the Coeur D’Alene River Basin.

As of December 31, 2003, the Company has not accrued any amounts for potential liability associated with any environmental claims because any potential claim amount is undeterminable.

10.  SUBSEQUENT EVENTS

On September 27, 2004, the Company issued 2,984,400 common shares of stock for cash, and 2,059,200 warrants under Purchase Agreements dated June 10, 2004.  Each warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2003

On November 8, 2004, the Company entered into an agreement to purchase the operating assets of a wild animal park in Pine Mountain, Georgia for $700,000 with an anticipated closing date of March 1, 2005.  At closing, the Company will pay $350,000 in cash and a promissory note for $350,000. The promissory note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $5,368.  The Company also entered into a Real Estate Purchase agreement for the underlying land and all buildings, improvements and fixtures of the park for $4,000,000. The Company will pay $2,000,000 in cash at closing and a promissory note for $2,000,000.  The note will bear interest at 7.5% per annum and will be payable in eighty-three monthly payments of principal and interest of $30,676.

Both notes will be secured by first priority Security Agreement on the operating assets and a first Security Deed on the real estate.

Great American Family Parks, Inc.

Pro Forma

(The rest of this title page purposely left blank.)

GREAT AMERICAN FAMILY PARKS, INC and SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS
December 31, 2004
assuming Wild Animal Safari Park acquisition at January 1, 2004

	(unaudited)	(draft)	(unaudited)
	GFAM	SAFARI	TOTAL
	Dec 31,	Dec 31,	Dec 31,
	2004	2004	2004
ASSETS
CURRENT ASSETS
Cash	35,341	1,035,677	1,071,018
Accounts Receivable	29,988		29,988
Inventory	64,068	38,264	102,332
Prepaid Expenses	1,620	25,407	27,027
Total Current Assets	131,017	1,099,348	1,230,365

PROPERTY and EQUIPMENT - net of depreciation	1,049,643	175,417	1,225,060

OTHER ASSETS
Deposits	52,280		52,280
Loan Fees - net of amortization	42,912		42,912
Intercompany advances - affiliates	124,825		124,825
	220,017	0	220,017

TOTAL ASSETS	1,400,677	1,274,765	2,675,442

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Accounts Payable	99,488	15,307	114,795
Accrued Expenses	68,073	8,052	76,125
Current Portions-incentive prog, notes pay, cap leases	76,955		76,955
Total Current Liabilities	244,516	23,359	267,875

LONG TERM LIABILITIES - net of current portions	774,200	523,639	1,297,839

TOTAL LIABILITIES	1,018,716	546,998	1,565,714

STOCKHOLDERS EQUITY
Common Stock - GFAM	33,184		33,184
Common Stock - Safari		40,828	40,828
Capital in excess of par value	395,399	-33,796	361,603
Shareholder Distributions		-509,420	-509,420
Retained Earnings - Beginning	186,594	525,245	711,839
Current Net Income (Loss)	-233,216	704,910	471,694
Total Stockholders Equity	381,961	727,767	1,109,728

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	1,400,677	1,274,765	2,675,442

GREAT AMERICAN FAMILY PARKS, INC and SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2004
assuming Wild Animal Safari Park acquisition at January 1, 2004

	(unaudited)	(draft)	(unaudited)
	GFAM	SAFARI	TOTAL
	Dec 31,	Dec 31,	Dec 31,
	2004	2004	2004

SALES	4,610,452	1,740,313	6,350,765

COST OF SALES	4,019,595	107,628	4,127,223

Gross Profit	590,857	1,632,685	2,223,542

EXPENSES
Administrative and Operating	671,188	757,597	1,428,785

NET OPERATING INCOME (LOSS) – EBITDA	-80,331	875,088	794,757

OTHER INCOME - interest, other	2	18,496	18,498

sub-total	-80,329	893,584	813,255

OTHER EXPENSES - deprec, amort, interest, taxes	152,887	188,674	341,561

NET INCOME (LOSS)	-233,216	704,910	471,694

Wild Animal Safari

Financial Statement for the Year Ending Dec. 31, 2004

(The rest of this title page purposely left blank.)

/RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

Independent Auditor’s Report

To the Board of Directors

Ron Snider & Associates, Inc.

d/b/a Wild Animal Safari

Pine Mountain, Georgia

We have audited the accompanying balance sheet of Ron Snider & Associates, Inc. d/b/a Wild Animal Safari (an S Corporation), as of December 31, 2004 and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as explained in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide s a reasonable basis for our opinion.

We were not engaged to apply audit procedures to the prior year balances of property and equipment and accumulated depreciation .  We were unable to form an opinion regarding the amounts at which property and equipment and accumulated depreciation are recorded in the accompanying balance sheet at December 31, 2004 (stated at $1,345,837 and $945,748, respectively), or the amount of depreciation expense for the year then ended (stated at $72,624 ).

In our opinion , except for the effect of such adjustments, if any, as might have been determined to be necessary had prior year records concerning property and equipment and related accumulated depreciation been subjected to audit procedures, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Ron Snider & Associates, Inc. d/b/a Wild Animal Safari as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Gay & Joseph, C.P.A., P.C.

Certified Public Accountants

February 18, 2005

LaGrange, Georgia

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

BALANCE SHEET DECEMBER 31, 2004

Assets
Current assets:
Cash and equivalents	$ 1,035,677
Inventories	43,109
Prepaid expenses	21,528
Total current assets	1,100,314

Property and equipment	1,345,837
Less accumulated depreciation	(945,748)
Net property and equipment	400,089

Total assets	$1,500,403

Liabilities and Stockholders' Equity

Current liabilities:
Note payable - related party	$523,639
Accounts payable	15,828
Accrued expenses	12,407
Total current liabilities	551,874

Stockholders' equity:
Common stock, 10,000,000 shares authorized; 101,884 shares
issued and outstanding, no par value	40,828
Retained earnings	907,701
Total stockholders' equity	948,529

Total liabilities and stockholders' equity	$1,500,403

See auditor's report and the accompanying notes.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2004

Revenues:
Gross receipts	$ 1,870,825
Less sales taxes, discounts, and refunds	(116,695)
Net revenues	1,754,130

Cost of goods sold	117,272

Gross profit	1,636,858

Operating expenses:
Salaries and wages	286,098
Contract labor and temporary help	684
Advertising	102,899
Animal food	71,369
Auto, truck, fuel and oil	51,703
Bank charges	189
Credit card fees	17,269
Contributions	1,810
Depreciation	72,624
Equipment rental	1,725
Insurance	44,532
Janitor and pest control	12,886
Land lease	24,000
Licenses and permits	826
Medical expense	1,516
Office expense, dues and subscriptions	13,042
Penalties	1,349
Professional fees	20,658
Repairs and maintenance	44,409
Taxes - payroll	24,722
Taxes - other	13,785
Telephone	10,024
Utilities	25,944
Veterinarian and vet supplies	3,761
Total operating expenses	847,824

Income from operations	789,034

Other income (expense):
Interest income	4,683
Interest expense	(39,697)
Total other income (expense)	(35,014)

Net income	$ 754,020

See auditor's report and the accompanying notes.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF RETAINED EARNINGS

YEAR ENDED DECEMBER 31, 2004

Retained earnings, beginning of year	$ 663,101

Net income	754,020

Stockholder distributions	(509,420)

Retained earnings, end of year	$ 907,701

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF RETAINED EARNINGS

Account Assignments Report

______________________________________________________________________

Retained earnings, beginning of year
551 - Retained Earnings	(663,100.85)	(663,101)

Net income
Net Income	(754,015.28)	(754,015)
Rounding Error Applied to Net Income	0.00	(5)

	(754,015.28)	(754,020)

Stockholder distributions
552 - Shareholder distributions	509,420.00	509,420
545 - Treasury stock	0.00	0

	509,420.00	509,420

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

Cash flows from operating activities:
Net income	$ 754,020
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	72,624
(Increase) decrease in current assets:
Inventories	(26,642)
Prepaid expenses	(5,347)
Increase (decrease) in current liabilities:
Accounts payable	(26,282)
Accrued expenses	(359)
Net cash provided by operating activities	768,014

Cash flows from investing activities:
Purchases of property and equipment	(143,599)
Net cash used by investing activities	(143,599)

Cash flows from financing activities:
Repayment of note to stockholder	(89,900)
Stockholder distributions	(509,420)
Net cash used by financing activities	(599,320)

Net increase in cash and equivalents	25,095

Cash and equivalents, beginning of year	1,010,582

Cash and equivalents, end of year	$1,035,677

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$ 40,114

See auditor's report and the accompanying notes

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Ron Snider & Associates, Inc. d/b/a Wild Animal Safari operates and maintains a wild animal park for the exhibition of wild animals to the general public.

Method of Accounting

The Company prepares its financial statements on the accrual method of accounting, recognizing income when earned and expenses when incurred.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2004.

Inventories

Inventory consisting of concession, novelty items, and animal feed are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight -line method over the estimated lives of the assets.  Expenditures that materially extend the life of an asset are capitalized, whereas expenditures for repairs are expensed as incurred.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income Taxes

The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As such, no income taxes are reported in the accompanying financial statements. The Company’s income or losses are passed through to the stockholders and reported on their individual income tax returns.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising costs amounted to $102,899 for the year ended December 31, 2004.

Note 2. INVENTORY

Inventories consisted of the following at December 31, 2004:

Animal feed	$ 15,289
Concession and novelty items	27,820
Total inventory	$ 43,109

Note 2.

PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2004:

	Estimated Useful
	Life

Buildings and leasehold improvements	10 to 39 years	$ 395,826
Animals	3 to 7 years	95,396
Machinery and equipment	5 to 7 years	716,196
Vehicles	5 years	138,419
		1,345,837

Less accumulated depreciation		(945,748)
Net property and equipment		$ 400,089

Depreciation expense charged to income amounted to $72,624 for the year ended December 31, 2004.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

Note 3.   RELATED PARTY TRANSACTIONS

The Company has an outstanding loan payable to one of the major stockholders with interest computed at 7%. The loan is payable and due on demand. The loan is secured by all wild animals, domesticated animals and all other assets owned by the Company. The balance due on the loan of $523,639 at December 31, 2004 is shown in the accompanying balance sheet under the caption “Note payable – related party”.

The Company leases land from the major stockholders. The total amount of the lease payment for 2004 amounted to $24,000.

Note 4. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances with one financial institution and one brokerage account.  The cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 and the money market account through the brokerage account is insured by the Securities Investor Protection Corporation (SIPC) up to $100,000.  At December 31, 2004 the Company’s uninsured cash balances totaled $824,842.

Note 5. SUBSEQUENT EVENTS

On November 8, 2004 the Company entered into an agreement to sell certain assets of the Company to Great American Family Parks, Inc. for a total selling price of $700,000. The sale is expected to close in March or April 2005.

Wild Animal Safari

Financial Statement for the Year Ending Dec. 31, 2003

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RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

Independent Auditor’s Report

To the Board of Directors

Ron Snider & Associates, Inc. d/b/a Wild Animal Safari Pine Mountain, Georgia

We have audited the accompanying balance sheet of Ron Snider & Associates, Inc. d/b/a Wild Animal Safari (an S Corporation), as of December 31, 2003 and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as explained in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide s a reasonable basis for our opinion.

We were not engaged to apply audit procedures to the prior year balances of property and equipment and accumulated depreciation.  We were unable to form an opinion regarding the amounts at which property and equipment and accumulated depreciation are recorded in the accompanying balance sheet at December 31, 2003 (stated at $1,202,803 and $873,690, respectively), or the amount of depreciation expense for the year then ended (stated at $55,431).

In our opinion, except for the effect of such adjustments, if any, as might have been determined to be necessary had prior year records concerning property and equipment and related accumulated depreciation been subjected to audit procedures, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Ron Snider & Associates, Inc. d/b/a Wild Animal Safari as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Gay & Joseph, C.P.A., P.C.

Certified Public Accountants

January 12, 2005

LaGrange, Georgia

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

BALANCE SHEET DECEMBER 31, 2003

Assets

Current assets:
Cash and equivalents	$ 1,010,582
Inventories	16,467
Prepaid expenses	16,181

Total current assets	1,043,230

Property and equipment	1,202,803
Less accumulated depreciation	(873,690)
Net property and equipment	329,113

Total assets	$ 1,372,34

Liabilities and Stockholders' Equity
Current liabilities:
Note payable - related party	$ 613,539
Accounts payable	42,110
Accrued expenses	12,766
Total current liabilities	668,415

Stockholders' equity:
Common stock, 10,000,000 shares authorized; 101,884 shares
issued and outstanding, no par value	40,828
Retained earnings	663,100
Total stockholders' equity	703,928

Total liabilities and stockholders' equity	$1,372,343

See auditor's report and the accompanying notes.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2003

Revenues: Gross receipts	$ 1,682,560
Less sales taxes, discounts, and refunds	(106,222)
Net revenues	1,576,338

Cost of goods sold	115,369

Gross profit	1,460,969

Operating expenses:

Salaries and wages	263,618
Contract labor and temporary help	3,054
Advertising	111,315
Animal food	58,752
Auto, truck, fuel and oil	38,687
Bank charges	308
Credit card fees	14,540
Contributions	825
Depreciation	55,431
Equipment rental	1,896
Insurance	38,105
Janitor and pest control	9,895
Land lease	2,400
Licenses and permits	3,041
Medical expense	839
Office expense, dues and subscriptions	12,007
Penalties	142
Professional fees	12,772
Repairs and maintenance	35,293
Taxes - payroll	21,392
Taxes - other	11,125
Telephone	11,690
Travel, entertainment and meals	115
Utilities	22,536
Veterinarian and vet supplies	4,592
Total operating expenses	734,370

Income from operations	726,599
Other income (expense):
Interest income	4,046
Loss on disposal of assets	(3,939)
Interest expense	(45,812)
Total other income (expense)	(45,705)
Net income	$ 680,894

See auditor's report and the accompanying notes.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF RETAINED EARNINGS

YEAR ENDED DECEMBER 31, 2003

Retained earnings, beginning of year	$5,473

Net income	680,894

Redemption of stock	(23,267)

Retained earnings, end of year	$663,100

See auditor's report and the accompanying notes.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

Cash flows from operating activities:
Net income	$ 680,894
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	55,431
Loss on disposal of assets	3,939
(Increase) decrease in current assets:
Inventories	4,513
Advances to employees	20
Prepaid expenses	(3,367)
Increase (decrease) in current liabilities:
Accounts payable	21,292
Accrued expenses	824
Net cash provided by operating activities	763,546

Cash flows from investing activities:
Proceeds from sales of property and equipment	2,500
Purchases of property and equipment	(113,951)
Net cash used by investing activities	(111,451)

Cash flows from financing activities:
Repayment of note to stockholder	(83,840)
Net cash used by financing activities	(83,840)

Net increase in cash and equivalents	568,255
Cash and equivalents, beginning of year	442,327
Cash and equivalents, end of year	$1,010,582

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$ 46,161

Schedule of Non-Cash Investing and Financing Activities:
Repayment of note receivable - related party through stock redemption	23,267

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Ron Snider & Associates, Inc. d/b/a Wild Animal Safari operates and maintains a wild animal park for the exhibition of wild animals to the general public.

Method of Accounting

The Company prepares its financial statements on the accrual method of accounting, recognizing income when earned and expenses when incurred.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2003.

Inventories

Inventory consisting of concession and novelty items are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated lives of the assets.  Expenditures that materially extend the life of an asset are capitalized, whereas expenditures for repairs are expensed as incurred.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As such, no income taxes are reported in the accompanying financial statements. The Company’s income or losses are passed through to the stockholders and reported on their individual income tax returns.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs amounted to $111,315 for the year ended December 31, 2003.

Note 2. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2003:

	Estimated Useful
	Life
Buildings and leasehold improvements	10 to 39 years	$ 349,780
Animals	3 to 7 years	47,404
Machinery and equipment	5 to 7 years	671,668
Vehicles	5 years	133,951
		1,202,803
Less accumulated depreciation		(873,690)
Net property and equipment		$ 329,113

Depreciation expense charged to income amounted to $55,431 for the year ended December 31, 2003.

RON SNIDER & ASSOCIATES, INC.

d/b/a WILD ANIMAL SAFARI

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

Note 3.   RELATED PARTY TRANSACTIONS

The Company has an outstanding loan payable to one of the major stockholders with interest computed at 7%. The loan is payable and due on demand. The loan is secured by all wild and domesticated animals owned by the Company. The balance due on the loan of $613,539 at December 31, 2003 is shown in the accompanying balance sheet under the caption “Note payable – related party”.

The Company advanced funds to one of its stockholders during 2002. Interest is provided on the note at 7%.  The note was due on February 19, 2003. On January 1, 2003 the Company redeemed 1,512 shares of common stock as repayment for the outstanding balance of $23,267 on the note.

The Company leases land from the major stockholders. The total amount of the lease payment for 2003 amounted to $2,400.

Note 4. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances with one financial institution and one brokerage account.  The cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 and the money market account through the brokerage account is insured by the Securities Investor Protection Corporation (SIPC) up to $100,000.  At December 31, 2003 the Company’s uninsured cash balances totaled $912,713.

Note 5. SUBSEQUENT EVENTS

During 2004, the related party lease on the land described in Note 3 was renegotiated to provide rental payments at $2,000 per month. Total lease expense under the new agreement for 2004 will be $24,000.

On November 8, 2004 the Company entered into an agreement to sell certain assets of the Company to Great American Family Parks, Inc. for a total selling price of $700,000. The sale is expected to close in February or March 2005.

PART III

INDEX TO EXHIBITS

Note:  The numbered Exhibits listed below reflect the numbers assigned in conformity with the requirements of Part III of Form 1A regarding Exhibits, and are not intended to be sequential.

Exhibit #
1. Charter and Bylaws:
Articles of Incorporation of Great American Family Parks, Inc.	3(i)
Bylaws of Great American Family Parks, Inc.	3(ii)

2. Instruments Defining the Rights of Securities Holders:
Common Stock Purchase Warrant, June 2004 subscription	4.1

3. Voting Trust Agreement: N/A

4. Material Contracts:
Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition	10.1
Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition	10.2
First Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition	10.3
First Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition	10.4
Stock Purchase Agreement: GWP and RPR	10.5

5. Material Foreign Patents: N/A

Additional Exhibits:
Great American Family Parks 2005 Stock Option Plan	99.1

DESCRIPTION OF EXHIBITS

Articles of Incorporation of Great American Family Parks, Inc.:  Original registration dated July 17, 2002; amendment dated January 26, 2004; Parties: Robert E. Kistler, Eugene J. Mimnaugh, Jr., John Bruce Parsons, Initial Directors.

Bylaws of Great American Family Parks, Inc.: Dated January 30, 2004.

Common Stock Purchase Warrant, June 2004 Private Placement Securities Offering:  Effective date June 11, 2004.

Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition:  Dated November 8, 2004; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition:  Dated November 8, 2004; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

First Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition:  Dated February 18, 2005; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

First Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition:  Dated February 18, 2005; Parties: Ron Snider & Associates, Inc., dba Wild Animal Safari and Great American Family Parks, Inc.

Stock Purchase Agreement: GWP and RPR:  Effective date December 23, 2003; Parties: Royal Pacific Resources, Inc. and Great Western Parks, LLC.

Great American Family Parks 2005 Stock Option and Award Plan:  Dated February 1, 2005; Adopted by the GFAM Board of Directors.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagle and State of Idaho on April 20, 2005.

GREAT AMERICAN FAMILY PARKS, INC.

By /s/ Larry L. Eastland

______________________________

President and Chief Executive Officer

EXHIBITS

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